                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
[X]  Definitive Proxy Statement               COMMISSION ONLY (AS PERMITTED BY
[_]  Definitive Additional Materials           RULE 14A-6(E)(2))
[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         Extended Stay America, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


(1) Title of each class of securities to which transaction applies:

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(2) Aggregate number of securities to which transaction applies:

    -------------------------------------------------------------------------


(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     ------------------------------------------------------------------------


(4) Proposed maximum aggregate value of transaction:

    -------------------------------------------------------------------------


(5) Total fee paid:

    -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

    -------------------------------------------------------------------------


(2) Form, Schedule or Registration Statement No.:

    -------------------------------------------------------------------------


(3) Filing Party:

    -------------------------------------------------------------------------


(4) Date Filed:

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Notes:

                        [LOGO OF EXTENDED STAY AMERICA]

                                 April 14, 1997


Dear Shareholder:

You are cordially invited to attend the Annual Meeting of the Shareholders of Extended Stay America, Inc., which will be held on Monday, May 12th, 1997 at the Broward Center for the Performing Arts, 201 Southwest Fifth Avenue, Fort Lauderdale, FL 33301, commencing at 11:00 a.m.

Your Board of Directors and Management look forward to personally greeting those Shareholders able to attend.

At the Meeting, in addition to electing seven directors, your Board is asking Shareholders to ratify the appointment of Coopers & Lybrand L.L.P. as independent auditors. These proposals are fully set forth in the accompanying Proxy Statement, which you are urged to read thoroughly. For the reasons set forth in the Proxy Statement, your Board of Directors recommends a vote "FOR" each of the proposals.

It is important that your shares are represented and voted at the Meeting whether or not you plan to attend. Accordingly, you are requested to mark, sign, date, and mail the enclosed Proxy in the envelope provided at your earliest convenience.

Thank you for your cooperation and continued support.


                                Sincerely,



                                /s/ H. Wayne Huizenga
                                -------------------------
                                H. Wayne Huizenga
                                Chairman of the Board

                        [LOGO OF EXTENDED STAY AMERICA]


    450 East Las Olas Boulevard, Suite 1100, Fort Lauderdale, Florida 33301

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  May 12, 1997

  You are cordially invited to attend the annual meeting of stockholders of Extended Stay America, Inc. (the "Company") which will be held at the Broward Center for the Performing Arts, 201 Southwest Fifth Avenue, Fort Lauderdale, Florida on Monday, May 12, 1997, at 11:00 a.m., Eastern time, for the following purposes:

  1. To elect directors.

  2. To consider and act upon a resolution to ratify the action of the Board of Directors in appointing Coopers & Lybrand L.L.P. as independent auditors for the Company for 1997.

  3. To transact such other business as may properly come before the meeting.

  Only stockholders of record at the close of business on March 21, 1997 are entitled to vote at the meeting. A list of such stockholders will be available for examination by any stockholder for any purpose germane to the meeting, during normal business hours, at the Company's offices at 450 East Las Olas Boulevard, Suite 1100, Fort Lauderdale, Florida, for a period of 10 days prior to the meeting.

  A proxy statement and a proxy card solicited by the Board of Directors are enclosed herewith. It is important that your shares be represented at the meeting regardless of the size of your holdings. Whether or not you intend to be present at the meeting in person, we urge you to mark, date, and sign the enclosed proxy card and return it in the envelope provided for that purpose, which does not require postage if mailed in the United States. If you attend the meeting, you may, if you wish, withdraw your proxy and vote in person.


                              /S/ Robert A. Brannon
                              ---------------------------------
                              Robert A. Brannon
                              Senior Vice President, Chief
                              Financial Officer, Secretary,
                              and Treasurer

Fort Lauderdale, Florida
April 14, 1997


              --------------------------------------------------
              YOU ARE URGED TO MARK, DATE, AND SIGN THE ENCLOSED
                  PROXY AND RETURN IT PROMPTLY. THE PROXY IS
                    REVOCABLE AT ANY TIME PRIOR TO ITS USE
              --------------------------------------------------

                          EXTENDED STAY AMERICA, INC.

                                PROXY STATEMENT

                        ANNUAL MEETING OF STOCKHOLDERS

                                 May 12, 1997

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Extended Stay America, Inc. (the "Company") of proxies for use at the annual meeting of stockholders of the Company to be held at the Broward Center for the Performing Arts, 201 Southwest Fifth Avenue, Fort Lauderdale, Florida at 11:00 a.m., Eastern time, on May 12, 1997, and at any postponement or adjournment thereof. Proxies properly executed and returned in a timely manner will be voted at the meeting in accordance with the directions noted thereon. If no direction is indicated, they will be voted for the election of the nominees named herein as directors, for the proposal to ratify the selection of Coopers & Lybrand L.L.P. as independent auditors for 1997, and on other matters presented for a vote in accordance with the judgment of the persons acting under the proxies. Any stockholder giving a proxy has the power to revoke it at any time before it is voted, either in person at the meeting, by written notice to the Secretary of the Company, or by delivery of a later-dated proxy.

  The Company's principal executive offices are located at 450 East Las Olas Boulevard, Suite 1100, Fort Lauderdale, Florida 33301 (telephone 954/713-1600). This Proxy Statement is dated April 14, 1997 and it is expected that proxy materials will be mailed to stockholders beginning on or about such date.

                     SHARES OUTSTANDING AND VOTING RIGHTS

  Only stockholders of record at the close of business on March 21, 1997 are entitled to vote at the annual meeting of stockholders. The only voting stock of the Company outstanding is its common stock, par value $.01 per share (the "Common Stock"), of which 79,886,333 shares were outstanding as of the close of business on March 21, 1997. Each share of Common Stock is entitled to one vote.

  Election of each director requires the affirmative vote of the holders of a plurality of the shares of the Company's Common Stock present in person or represented by proxy and entitled to vote at the meeting. In general, approval of any other matter submitted to the stockholders for their consideration requires the affirmative vote of the holders of a majority of the shares of the Common Stock present in person or represented by proxy and entitled to vote at the meeting. Abstentions, directions to withhold authority, and broker non-votes are counted as shares present in the determination of whether the shares of stock represented at the meeting constitute a quorum. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders. Thus, an abstention from voting on a matter has the same legal effect as a vote against the matter. Broker non-votes and directions to withhold authority are counted as present, but are deemed not entitled to vote on proposals for which brokers do not have discretionary authority and, therefore, have no effect. An automated system administered by the Company's transfer agent will be used to tabulate the votes.

1. ELECTION OF DIRECTORS

  Seven directors are to be elected at the meeting. The persons named below have been designated by the Board of Directors as nominees for election as directors for a term expiring at the annual meeting of stockholders in 1998. All of the nominees are serving as directors as of the date of this Proxy Statement.

  Unless otherwise instructed, properly executed proxies that are returned in a timely manner will be voted for election of the seven nominees. If, however, any of such nominees should be unable or should fail to act as a nominee by virtue of an unexpected occurrence, the proxies will be voted for such other person as will be determined by the holders of the proxies in their discretion, or the Board of Directors may make an appropriate reduction in the number of directors to be elected.

  Biographical information concerning the seven nominees is presented below.

  H. Wayne Huizenga, age 59, became a director of the Company in August 1995 and serves as Chairman of its Board of Directors. Mr. Huizenga also currently serves as Chairman of the Board of Directors and Co-Chief Executive Officer of Republic Industries, Inc. ("Republic"), a diversified company operating in the automotive, solid waste, electronic security, and out-of-home media industries. Since September 1996, Mr. Huizenga has been Chairman of the Board of Florida Panthers Holdings, Inc. ("FPHI"), a sports, entertainment and leisure company which owns and operates the Florida Panthers professional sports franchise and certain resort and other facilities. Mr. Huizenga served as the Vice Chairman of Viacom Inc. ("Viacom"), a diversified entertainment and communications company, from September 1994 until October 1995. Mr. Huizenga also served as the Chairman of the Board of Blockbuster Entertainment Group, a division of Viacom, from September 1994 until October 1995. From April 1987 through September 1994, Mr. Huizenga served as the Chairman of the Board and Chief Executive Officer of Blockbuster Entertainment Corporation ("Blockbuster"), during which time he helped build Blockbuster from a 19-store chain into the world's largest video and music retailer. In September 1994, Blockbuster merged into Viacom. In 1971, Mr. Huizenga co-founded Waste Management, Inc., now known as WMX Technologies, Inc. ("WMX"), which he helped build into the world's largest integrated environmental services company, and he served in various capacities, including the President, the Chief Operating Officer and a director from its inception until 1984. Mr. Huizenga also owns or controls the Miami Dolphins and Florida Marlins professional sports franchises, as well as Pro Player Stadium, in South Florida.

  George D. Johnson, Jr., age 54, has been President, Chief Executive Officer, and a director of the Company since January 1995. He is responsible for all aspects of development, operation, marketing, and personnel of the Company. Mr. Johnson is the former President of the Consumer Products Division of Blockbuster Entertainment Group, a division of Viacom. In this position he was responsible for all U. S. video and music stores. Mr. Johnson has over 30 years of experience developing and managing various businesses. He was formerly the managing general partner of WJB Video, the largest Blockbuster franchisee which developed over 200 video stores prior to a merger with Blockbuster in 1993 and is the managing general partner of American Storage Limited Partnership, a chain of 23 self-storage facilities located in the Carolinas and Georgia. He formerly served as a director of Viacom and currently serves on the board of directors of Republic, FPHI and Duke Power Company. He has been the Chairman of the Board of Directors of Johnson Development Associates, Inc. since its founding in 1986. Johnson Development Associates, Inc. is a real estate management, leasing, and development company controlling approximately two million square feet of commercial, retail, and industrial property located in the Carolinas and Georgia which are owned by various partnerships controlled by Mr. Johnson and his brother, Stewart H. Johnson. Mr. Johnson practiced law in Spartanburg, South Carolina from 1967 until 1986 and served three terms in the South Carolina House of Representatives.

  Donald F. Flynn, age 57, became a director of the Company in August 1995. Mr. Flynn is Chairman and Chief Executive Officer of Flynn Enterprises, Inc., a business consulting and venture capital company, and from July 1992 until March 1996 was Chairman of Discovery Zone, Inc. ("Discovery Zone"). From July 1992 until May 1995, Mr. Flynn also served as Chief Executive Officer of Discovery Zone. Discovery Zone is an owner and franchisor of family indoor entertainment and fitness facilities. On March 25, 1996, Discovery Zone announced that it had filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code. Mr. Flynn also currently serves as a director of WMX, Waste Management International plc, Wheelabrator Technologies, Inc., and Psychemedics,

Inc. ("Psychemedics"). Mr. Flynn is a former director of Blockbuster. From 1972 to 1990, Mr. Flynn served in various positions with WMX, including Senior Vice President and Chief Financial Officer.

  Stewart H. Johnson, age 53, became a director of the Company in August 1995. Mr. Johnson is currently the Chairman of the Board of Directors, Chief Executive Officer, and President of Morgan Corporation, a construction company specializing in grading, site preparation, and sewer and utility installation. Mr. Johnson has been directing the operations of Morgan Corporation since 1971. Mr. Johnson also serves as Secretary for Johnson Development Associates, Inc. Mr. Johnson is the brother of George D. Johnson, Jr.

  John J. Melk, age 60, became a director of the Company in August 1995. Mr. Melk has been Chairman and Chief Executive Officer of H/2/0 Plus, Inc., a bath and skin care product manufacturer and retail distributor, since 1988. Mr. Melk has been a private investor in various businesses since March 1984 and prior to March 1984, he held various positions with WMX and its subsidiaries, including President of Waste Management International, plc., a subsidiary of WMX. Mr. Melk also serves as a director of Psychemedics Corporation and of Republic. From February 1987 until March 1989 and from May 1993 until September 1994, Mr. Melk served as a director of Blockbuster. He also served as the Vice Chairman of Blockbuster from February 1987 until March 1989.

  Peer Pedersen, age 72, became a director of the Company in August 1995. He is the founder and has been Chairman of the law firm of Pedersen & Houpt, P.C., in Chicago, Illinois for more than five years. He serves on the board of directors of Aon Corporation, Boston Chicken, Inc., and WMX.

  Norwood Cowgill, Jr., age 53, became a director of the Company in April 1997 in connection with the Company's merger with Studio Plus Hotels, Inc. ("Studio Plus"). Mr. Cowgill is currently the President of Studio Plus, which is now a wholly-owned subsidiary of the Company. Prior to its merger with the Company, Mr. Cowgill was the Chairman of the Board of Directors and Chief Executive Officer of Studio Plus, and founded the predecessor to Studio Plus in 1985. Prior to 1985, Mr. Cowgill was a real estate developer in Lexington, Kentucky, who was active in various aspects of real estate, including subdivision of land, construction of single family housing, conversion of apartments to condominiums, and construction, ownership, management and renovation of multi-family housing communities.

    The Board of Directors unanimously recommends that the stockholders vote
            "FOR" the election of each of the nominees for director.

Meetings and Committees of the Board

  The three standing committees of the Board of Directors of the Company are the Executive Committee, the Audit Committee, and the Compensation Committee, the functions and membership of each of which are described below. The Board of Directors does not have a standing nominating committee. During 1996, the Board of Directors held five meetings, at which all of the directors were present, and acted four times by unanimous written consent.

  The Executive Committee, which is composed of H. Wayne Huizenga and George D. Johnson, Jr., has the same powers and authority as the Board of Directors and may act when the Board is not in session, subject to the limitations of the Delaware General Corporation Law and the Company's certificate of incorporation and bylaws. The Audit Committee's functions include making recommendations to the Board of Directors on the selection of the Company's auditors, reviewing the arrangements for, and scope of, the independent auditors' examination, meeting with the independent auditors, the Board of Directors, and certain officers of the Company to review the adequacy of internal controls and reporting, and performing any other duties or functions deemed appropriate by the Board of Directors. Messrs. Flynn, Pedersen, and Stewart H. Johnson are currently members of the Audit Committee. The Compensation Committee is responsible for establishing and making recommendations to the Board of Directors regarding salaries to be paid to officers of the Company and is responsible for the administration and interpretation of, and the granting of options under, the Company's Amended and Restated 1995 Employee Stock Option Plan (the "1995 Plan"), Amended and Restated 1996 Employee Stock Option Plan (the "1996 Plan"), and 1997 Employee Stock Option Plan (the "1997 Plan") (the 1995 Plan, the 1996 Plan, and the 1997 Plan are collectively referred to as the "Employee Plans"). Messrs. Flynn and Melk are currently members of the Compensation Committee.

  Nominations for election of directors are made by the Board of Directors and, pursuant to the Company's bylaws, may be made by a committee appointed by the Board or by any stockholder entitled to vote in the election of directors. See "Submission of Stockholder Proposals for the 1998 Annual Meeting" for procedures with respect to nominations by stockholders.

  During 1996, the Audit Committee held one meeting and the Compensation Committee acted forty-five times by unanimous written consent. During 1996, the Executive Committee held one meeting and acted twice by unanimous written consent. In 1996, during the time each director served in such capacity, no director attended less than 75% of the aggregate of all meetings of the Board and all meetings held by committees of the Board on which such director served.

2.  APPOINTMENT OF AUDITORS

  Subject to stockholder ratification, the Board of Directors has selected the accounting firm of Coopers & Lybrand L.L.P. to serve as the independent auditors of the Company for 1997. Coopers & Lybrand L.L.P. has served as the Company's independent auditors since its inception in January 1995. Representatives of Coopers & Lybrand L.L.P. will be available at the annual meeting to respond to appropriate questions from stockholders. They have advised the Company that they do not presently intend to make a statement at the annual meeting, although they will have the opportunity to do so.

   The Board of Directors unanimously recommends that the stockholders vote "FOR" ratification of the appointment of Coopers & Lybrand L.L.P. as auditors for 1997.

                                 OTHER MATTERS

  Management knows of no other matters to be brought before the annual meeting other than those described above. If any other business should come before the meeting, it is intended that the persons named in the enclosed proxy will vote the shares in accordance with their best judgment on any such matter.

                             PRINCIPAL STOCKHOLDERS

  The following table sets forth, as of March 21, 1997, certain information regarding the beneficial ownership of the Company's Common Stock by each person known by the Company to be the beneficial owner of 5% or more of the outstanding Common Stock, by each director, nominee for director, and Named Executive Officer (as defined below), and by all directors and executive officers as a group. As of such date, there were approximately 385 record holders and approximately 8,000 beneficial holders of Common Stock and 79,886,333 shares of Common Stock outstanding.

                                                                 Shares Beneficially
                                                                        Owned
                                                               -----------------------
               Name(1)                                           Number(2)    Percent
               -------                                         -------------  --------
          George D. Johnson, Jr. (3).........................  11,179,824        14.0%
          H. Wayne Huizenga (4)..............................   9,254,910        11.6
          Putnam Investments, Inc. (5).......................   7,752,315         9.7
            One Post Office Square
            Boston, Massachusetts  02109
          Soros Fund Management LLC (6)......................   4,200,000         5.3
            888 Seventh Avenue, 33rd Floor
            New York, New York  10106
          State Street Research & Management Company (7).....   4,180,600         5.2
            One Financial Center, 30th Floor
            Boston, Massachusetts  02111
          Stewart H. Johnson (8).............................   1,489,458         1.9
          Robert A. Brannon (9)..............................     653,718           *
          Richard A. Fadel, Jr...............................      30,000           *
          Corry W. Oakes.....................................      67,369           *
          Harold E. Wright...................................     325,434           *
          Donald F. Flynn (10)...............................     523,154           *
          John J. Melk (11)...................................  1,929,460         2.4
          Peer Pedersen......................................   1,489,460         1.9
          Norwood Cowgill, Jr. (12)..........................           0          --
          All directors and executive officers
            as a group (15 persons)(3)(4)(8)(9)(10)(11)(12)..  27,133,865        33.5%

-----------
*    Represents less than 1% of the outstanding Common Stock.
(1) Unless otherwise indicated, the address of such person is c/o Extended Stay America, Inc., 450 E. Las Olas Boulevard, Suite 1100, Fort Lauderdale, Florida 33301.
(2) The numbers and percentages of shares owned by the directors, the Named Executive Officers and by all officers and directors as a group assume in each case that currently outstanding stock options covering shares of Common Stock which were exercisable within 60 days of March 21, 1997, had been exercised by that person or group as follows: (i) George D. Johnson, Jr. - 100,000; (ii) H. Wayne Huizenga - 75,000;, (iii) Stewart H. Johnson - 40,000; (iv) Robert A. Brannon - 170,564; (v) Richard A. Fadel, Jr. - 30,000; (vi) Corry W. Oakes - 34,519; (vii) Harold E. Wright - 319,626;
     (viii) Donald F. Flynn - 40,000; (ix) John J. Melk - 40,000; (x) Peer Pedersen - 40,000; and (xi) all directors and executive officers as a group (including such individuals) - 1,014,327.
(3) Includes 3,832,524 shares of Common Stock beneficially owned by GDJ, Jr. Investments Limited Partnership, a limited partnership controlled by George
     D. Johnson, Jr., and includes 7,247,300 shares of Common Stock held in various trusts for the benefit of members of George D. Johnson, Jr.'s immediate family, of which George D. Johnson, Jr.'s brother, Stewart H. Johnson, is a trustee, but does not include 241,576 shares of Common Stock held in various trusts for the benefit of members of Stewart H. Johnson's immediate family and with respect to which George D. Johnson, Jr. is trustee, all of which shares George D. Johnson, Jr. may be deemed to beneficially own.
(4) Includes 9,179,910 shares of Common Stock beneficially owned by Huizenga Investments Limited Partnership, a limited partnership controlled by Mr. Huizenga.
(5) The number of shares of Common Stock shown as beneficially owned is derived from an Amendment to Schedule 13G dated March 7, 1997 filed with the Securities and Exchange Commission (the "Commission") by the listed stockholder.
(6) The number of shares of Common Stock shown as beneficially owned is derived from a Schedule 13D, dated February 6, 1997, filed with the Commission by the listed stockholder.
(7) The number of shares of Common Stock shown as beneficially owned is derived from an Amendment to Schedule 13G dated February 13, 1997 filed with the Commission by the listed stockholder.
(8) Includes 241,576 shares of Common Stock held in various trusts for the benefit of members of Stewart H. Johnson's immediate family, of which George D. Johnson, Jr. is trustee, but does not include 7,247,300 shares of Common Stock held in various trusts for the benefit of members of George D. Johnson, Jr.'s immediate family, of which Stewart H. Johnson is a trustee, all of which shares Stewart H. Johnson may be deemed to beneficially own.
(9) Includes 483,154 shares of Common Stock beneficially owned by Brannon Investments, L.P., a limited partnership controlled by Mr. Brannon.
(10) Includes 483,154 shares of Common Stock held in a trust of which Mr. Flynn is a trustee and beneficiary.
(11) Includes 1,449,460 shares of Common Stock beneficially owned by M
     Group Investments IV, L.P., of which Mr. Melk is a general partner.
(12) Upon consummation of the merger with Studio Plus, Mr. Cowgill was issued 1,209,929 shares of Common Stock and immediately exercisable options to purchase 368,160 shares of Common Stock in exchange for shares, and options to purchase shares, of Studio Plus common stock. In addition, upon consummation of the merger, Cowgill Partners, L.P., a limited partnership controlled by Mr. Cowgill, was issued 576,784 shares of Common Stock in exchange for shares of Studio Plus common stock. None of these shares were considered to be beneficially owned as of March 21, 1997 and they have been excluded from the table above

                            EXECUTIVE COMPENSATION

  The Company was incorporated in January 1995 and did not conduct any operations prior to that time. The Company's executive officers commenced their service with the Company at various times during 1995 and 1996 and none was employed by the Company during all of 1995. Accordingly, the following table sets forth, on an annualized basis with respect to salary information, information regarding the compensation paid by the Company to its Chief Executive Officer and each of the other four most highly compensated officers of the Company (hereinafter, the "Named Executive Officers") for all services rendered to the Company during 1995 and 1996. The Company does not have a restricted stock award program or a long-term incentive plan. Directors of the Company are not paid any cash compensation for their services but are reimbursed for their out-of-pocket expenses.

                          Summary Compensation Table

                                                                                            Long-Term
                                                                                          Compensation
                                                     Annual Compensation                     Awards
                                         ----------------------------------------------   -------------
                                                                               Other       Securities
                                                                              Annual       Underlying       All Other
       Name and Principal                 Salary           Bonus           Compensation   Options/SARs    Compensation
            Position               Year    ($)              ($)                 ($)            (#)             ($)
---------------------------------  ----  --------  ----------------------  ------------   -------------  -------------
George D. Johnson, Jr............  1996  200,000                    --               --             --             --
 President and Chief               1995  200,000                    --               --        400,000             --
  Executive Officer
Robert A. Brannon................  1996  175,000                    --               --         78,504             --
 Senior Vice President,            1995  175,000                    --               --        603,750             --
  Chief Financial Officer,
   Secretary, and Treasurer
Richard A. Fadel, Jr.              1996  175,000                    --               --        120,000         56,602(1)
 Vice President--Operations        1995       --                    --               --             --             --
 of ESA Management, Inc.
Corry W. Oakes...................  1996  125,000                    --               --         96,074         67,156(1)
 Vice President--Construction      1995  100,000                    --               --         42,000         22,837(1)
 of ESA Management, Inc.
Harold E. Wright                   1996  175,000               600,000(2)            --      1,278,504         45,517(1)
 Senior Vice President--Real       1995  175,000                    --               --             --         51,179(1)
 Estate of ESA Management, Inc.

___________
(1)  Represents the taxable portion of reimbursed relocation expenses.
(2)  Pursuant to an employment agreement dated March 18, 1996.

  The following table sets forth individual grants of stock options made to the Named Executive Officers during 1996.

                       Option Grants In Last Fiscal Year

                                                                                                   Potential Realizable
                                                                                                     Value at Assumed
                                                                                                   Annual Rates of Stock
                                                     Percent of Total                               Price Appreciation
                                                     Options Granted     Exercise                   for Option Term(4)
                           Date of     Options         to Employees       or Base     Expiration ------------------------
         Name             Grant(1)    Granted(2)      in Fiscal Year     Price(2)(3)     Date         5%          10%
         ----             -------     ---------       --------------   ------------- ----------  ----------   -----------
George D. Johnson, Jr...       --            --                 --  %  $          --         --  $       --   $        --
Robert A. Brannon.......   1/2/96        78,504                 2.23          13.375     1/2/06     660,334     1,673,415
Richard A. Fadel, Jr....   5/6/96       120,000                 3.41         13.0625     5/6/06     985,792     2,498,191
Corry W. Oakes..........   1/2/96        56,074                 1.59          13.375     1/2/06     471,665     1,195,291
                           5/9/96        40,000                 1.14           13.25     5/9/06     333,314       844,684
Harold E. Wright........   1/2/96        78,504                 2.23          13.375     1/2/06     660,334     1,673,415
                          3/18/96     1,200,000                34.08           10.50    3/18/06   7,924,072    20,081,155
-----------

(1) Except for specific situations, the options granted become exercisable as to one-fourth of the grant on each of the first, second, third, and fourth anniversary of the date of grant.

(2)  Reflects a 2-for-1 stock split effected on July 19, 1996.

(3) Under the Employee Plans, the exercise price must be the fair market value of the Common Stock on the date of grant.

(4) These amounts represent certain assumed annual rates of appreciation calculated from the exercise price, as required by the rules of the Securities and Exchange Commission. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock. There can be no assurance that the amounts reflected in this table will be achieved.

  The following table provides certain information concerning the value of unexercised options to purchase Common Stock at December 31, 1996 for the Named Executive Officers. No options to purchase Common Stock were exercised during 1996.

                       Aggregate 1996 Option/SAR Values

                              Number of Securities          Value of Unexercised
                             Underlying Unexercised        In-the-Money Options/
                            Options/SARs at 12/31/96         SARs at 12/31/96*
                          ---------------------------   ---------------------------
                          Exercisable   Unexercisable   Exercisable   Unexercisable
      Name                    (#)            (#)            ($)            ($)
      ----                -----------   -------------   -----------   -------------
George D. Johnson, Jr...      100,000         300,000     1,362,500       4,087,500
Robert A. Brannon.......      150,938         531,316     2,678,395       8,565,051
Richard A. Fadel, Jr....            0         120,000             0         847,500
Corry W. Oakes..........       10,500         127,574       186,323       1,212,467
Harold E. Wright........      300,000         978,504     2,887,500       9,192,402
-----------

* This column indicates the aggregate amount, if any, by which the market value of the Common Stock on December 31, 1996 exceeded the options' exercise price, based on the closing per share sale price of the Common Stock on such date of $20.125 as quoted on the Nasdaq National Market as reported by The Wall Street Journal.

Compensation Committee Interlocks and Insider Participation

  Until August 1995, George D. Johnson, Jr., the Company's Chief Executive Officer, approved the terms of the compensation of the Company's executive officers. In August 1995, the Company's Board of Directors formed a Compensation Committee, which is currently composed of Messrs. Flynn and Melk, which determines the compensation of the Company's executive officers.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than 10% of the Common Stock, to file reports of ownership with the Securities and Exchange Commission. Such persons also are required to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of copies of such forms received by it, the Company notes that during 1996 Mr. Beck, Vice President--Real Estate of ESA Management, Inc., filed one untimely report. The Company believes that all other filing requirements applicable to its executive officers, directors, and greater than 10% stockholders were complied with.

Employment and Stock Option Agreements

  In June 1995, Mr. Wright entered into an employment agreement, which was terminated in March 1996, with a wholly-owned subsidiary of the Company at that time known as ESA Development, Inc. ("ESA Development"). Pursuant to his employment agreement, Mr. Wright was entitled to receive a minimum annual base salary of $175,000. The agreement had an initial term of two years and was to have been automatically renewed for one-year periods thereafter unless notice of termination was given by either party. The agreement provided that in the event Mr. Wright's employment with ESA Development was terminated for any reason other than for cause, Mr. Wright was entitled to receive an amount equal to his then base salary for the remainder of the then current term. In addition, in the event ESA Development did not grant to Mr. Wright, during each twelve-month period from June 1 through May 31 of the term of the agreement, options to purchase shares of common stock of ESA Development in an amount equal to 2 1/2 times his then base salary at the fair market value per share on the date of grant, Mr. Wright could declare his employment terminated other than for cause.

  In June 1995, Mr. Wright also entered into a stock option agreement with ESA Development which was also terminated in March 1996 and all options granted thereunder terminated. Pursuant to the stock option agreement, ESA Development granted to Mr. Wright non-qualified options to purchase a total of 1,437.5 shares of the common stock of ESA Development. The options were to vest ratably on each of the next four anniversaries of the date of the option grant. With respect to options underlying 437.5 shares, the exercise price per share was $1,000 and the term of the options was ten years. With respect to options underlying the remaining 1,000 shares, the exercise price per share was $1,000 plus interest accrued at 10% per year, compounded annually, from the date of the option grant through the date of exercise of the option, and the term of the options was five years.

  In March 1996, Mr. Wright and ESA Development entered into a new employment agreement for the period commencing on March 18, 1996 and ending on June 30, 1999. Pursuant to this employment agreement, Mr. Wright is to act as the President of ESA Development and is entitled to receive a minimum annual base salary of $175,000. ESA Development also agreed to pay Mr. Wright additional compensation equal to $15,000 for each site upon which ESA Development or its subsidiaries has commenced construction of an extended stay lodging facility during the term of the agreement. This additional compensation shall apply only to the first 40 sites for 1996, 1997, and 1998 and the first 20 sites for 1999 and may be paid by delivering shares of the Company's Common Stock with a fair market value equal to the amount due. In addition, pursuant to this employment agreement, the Company granted to Mr. Wright, under the 1996 Plan, ten-year options to purchase 1,200,000 shares of the Company's Common Stock at an exercise price per share equal to $10.50, which options vest as to one-fourth of the grant on September 19, 1996 and June 1 of each of 1997, 1998, and 1999, respectively. Effective on January 1, 1997, ESA Development was merged into ESA Management, Inc., another wholly-owned subsidiary of the Company, his employment agreement was assumed by ESA Management, Inc., and Mr. Wright became Senior Vice President--Real Estate of ESA Management, Inc.

  In accordance with rules promulgated by the Securities and Exchange Commission, the information included under the captions "Report of the Compensation Committee" and "Performance Graph" will not be deemed to be filed or to be proxy soliciting material or incorporated by reference in any prior or future filings by the Company under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                     REPORT OF THE COMPENSATION COMMITTEE

  The compensation of the Company's executive officers is generally determined by the Compensation Committee of the Board of Directors. The Compensation Committee, which consists of two directors who are not officers or employees of the Company, also grants stock options to key employees and consultants of the Company and its subsidiaries. The following report with respect to certain compensation paid or awarded to the Company's executive officers during 1996 is furnished by the directors who then comprised the Compensation Committee.

General Policies

  The Company's compensation program is intended to enable the Company to attract, motivate, reward, and retain the management talent required to achieve corporate objectives in a highly competitive industry, and thereby increase stockholder value. It is the Company's policy to provide incentives to its senior management to achieve both short-term and long-term objectives. To attain these objectives, the Company's policy is to provide a significant portion of executive compensation in the form of at-risk, incentive-based compensation, such as stock options. The Compensation Committee believes that such a policy, which directly aligns the financial interests of management with the financial interests of stockholders, provides the proper incentives to attract, reward, and retain high quality management. In determining the nature and amounts of compensation for the Company's executive officers, the Compensation Committee takes into account all factors that it considers relevant, including business conditions in the lodging industry and generally, the Company's performance in light of those conditions, the market rates of compensation for executives of similar backgrounds and experience, and the performance of the specific executive officer.

  Section 162(m) of the Code limits the deduction for federal income tax purposes of certain compensation paid by any publicly held corporation to its chief executive officer and its four other highest compensated officers to $1 million per each such executive (the "$1 million cap"). The $1 million cap does not apply to "performance-based" compensation plans as defined under Section 162(m) of the Code. The Company believes that its Employee Plans qualify as "performance-based" plans that are not subject to the $1 million cap. The other compensation currently paid to the Company's executive officers is not expected to exceed the $1 million cap. See "--Base Salary".

Cash Compensation

  Cash compensation for executive officers consists of salary and, in the case of Mr. Wright, a cash bonus for 1996 pursuant to his employment agreement with the Company. In 1996 and 1995, bonuses generally have not been part of the Company's general executive compensation structure.

  The Compensation Committee is aware that most executive officers, upon joining the Company, experienced a significant reduction in annual cash compensation from their prior employment. In addition, the Committee believes, based on the general knowledge and experience of the Committee members, that base salaries for executive officers are generally low relative to (i) cash salaries of similarly sized or otherwise comparable companies, (ii) the contributions of the executive officers to the Company's development and growth, and (iii) their experience, responsibilities, and achievements. Base salaries for executive officers are determined by a subjective assessment of responsibilities and position within the Company, individual performance, and the Company's overall performance. No specific corporate performance measures are considered.

Stock Options

  The Compensation Committee considers incentive compensation in the form of stock options to be an integral, important, and relatively large part of executive compensation in particular and employee compensation generally. All options granted have an exercise price equal to the fair market value of the Common Stock on the grant date.

  Options are granted generally to executive officers and other corporate level employees upon commencement of employment and annually near the beginning of each year at the discretion of the Compensation Committee. In exercising such discretion, the Compensation Committee considers factors specific to that employee such as salary, position, and responsibilities and the Company's performance with respect to factors such as the rate of the Company's development and growth, revenue growth, and increases in the market value of the Company's Common Stock. Option grants relating to recruiting and employment offers and special circumstances are recommended by management.

Chief Executive Officer Compensation

  George D. Johnson, Jr. founded the Company in January 1995 and has been its President and Chief Executive Officer since that time. Mr. Johnson's annual compensation was determined by the Compensation Committee using the same criteria that were used to determine compensation levels for other corporate officers and was based on the Compensation Committee's assessment of Mr. Johnson's overall performance and on information regarding awards made by similar companies. The Compensation Committee believes that Mr. Johnson's experience, dedication, and knowledge have been of vital importance to the successful and ongoing growth of the administration and operations of the Company. No specific weighting was assigned to these factors. In the Compensation Committee's view, Mr. Johnson's 1996 compensation package reflects an appropriate balance of (i) the Company's performance in 1996, (ii) Mr. Johnson's own performance level, and (iii) competitive standards. Mr. Johnson's compensation consists of base salary and stock options. Beginning in 1997, the Company will no longer pay Mr. Johnson any cash salary or bonus but rather will compensate him primarily through stock option grants. The Compensation Committee believes that tying Mr. Johnson's remuneration to the performance of the Company's Common Stock will incent Mr. Johnson to maximize stockholder value and is consistent with the Company's policy of compensating its senior executives, like Mr. Johnson and Mr. Huizenga, primarily through annual stock option grants. For 1997, the Compensation Committee has granted Mr. Johnson, Mr. Huizenga, and Robert A Brannon, the Company's Senior Vice President, Chief Financial Officer, Secretary, and Treasurer, options to purchase 900,000, 450,000, and 225,000 shares of Common Stock, respectively, under its 1996 Plan at an exercise price of $18.50 per share.

                                 Compensation Committee Members
                                    Donald F. Flynn
                                    John J. Melk

                               PERFORMANCE GRAPH

  The following graph compares the percentage change in the cumulative total returns on the Company's Common Stock, the Dow Jones Lodging Index, and the Standard & Poor's 500 Index (assuming dividend reinvestment, except in the case of the Company, which has never paid cash dividends on the Common Stock) for the period beginning on December 13, 1995, the effective date of the registration of the Common Stock under Section 12 of the Exchange Act, and ending on December 31, 1996, the last day of the Company's 1996 fiscal year.

                        Comparison of Cumulative Return
                  vs. Dow Jones Lodging and S&P 500 Indices *

                             [GRAPH APPEARS HERE]

                                     1995                     1996
                               ----------------  ----------------------------------
  Company/Index Name             12/13    12/29     3/29     6/30     9/30    12/31
  ------------------           -------  -------  -------  -------  -------  -------
Extended Stay America, Inc...  $100.00  $211.54  $171.15  $242.31  $315.38  $309.62
Dow Jones Lodging Index......   100.00   101.46   125.49   142.77   128.78   122.05
S&P 500 Index................   100.00    99.07   103.83   107.87   110.56   119.15
-----------

* Assumes $100 invested on December 13, 1995 in the Company's Common Stock, the Dow Jones Lodging Index, and the S&P 500 Index. Historical results are not necessarily indicative of future performance.


                             CERTAIN TRANSACTIONS

  The Company has airplane leasing arrangements with companies owned by George
D. Johnson, Jr., Stewart H. Johnson, and certain of their family members. In connection therewith, the Company incurred aggregate charges of approximately $983,000 during the year ended December 31, 1996. The Company believes that the terms of its use of the planes are at least as favorable to the Company as those it could have obtained from an unaffiliated party.

  In 1996 the Company entered into (i) a 10-year lease for a suite at Pro Player Stadium for a base rental of $115,000 per year, subject to certain additional charges and periodic escalation, and (ii) a 3-year lease for a suite at Homestead Motor Sports Complex for a base rental of $53,250 per year, subject to certain additional charges. Mr. Huizenga owns Pro Player Stadium and has an approximately 50% ownership interest in Homestead Motor Sports Complex. The Company believes that the terms of these leases are comparable to those charged to other persons.

                            SOLICITATION OF PROXIES

  Proxies will be solicited by the Board of Directors through the use of the mail. Proxies may also be solicited by directors, officers, and a small number of other employees of the Company personally or by mail, telephone, facsimile, or otherwise, but such persons will not be compensated for such services. Brokerage firms, banks, fiduciaries, voting trustees, or other nominees will be requested to forward the soliciting material to the beneficial owners of stock held of record by them, and the Company has hired Proxy Services Corporation to coordinate the solicitation of proxies by and through such holders for a fee of approximately $1,500 plus expenses. The entire cost of the Board of Directors' solicitation will be borne by the Company.

        SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 1998 ANNUAL MEETING

  In accordance with rules promulgated by the Securities and Exchange Commission, any stockholder who wishes to submit a proposal for inclusion in the proxy material to be distributed by the Company in connection with the 1998 Annual Meeting must do so no later than December 15, 1997. Any such proposal should be submitted in writing to the Secretary of the Company at its principal executive offices. In addition, the Company's bylaws require that in order for any business to be properly brought before any meeting of stockholders, including nominations for the election of directors, a stockholder must provide written notice delivered to the Secretary of the Company at the principal executive offices of the Company not less than 60 nor more than 120 days prior to the meeting date; provided, however, that in the event that less than 65 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, the stockholder notice, in order to be timely, must be received by the corporate secretary not later than the close of business on the seventh day following the day on which notice of the meeting was mailed or disclosure of the meeting date has been made. The stockholder notice must include the stockholder's name and address as it appears on the Company's records and the class and number of shares of the Company's capital stock beneficially owned by such stockholder on the record date for the meeting. In addition, (i) for proposals other than nominations for the election of directors, such notice must include a description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of the stockholder in such business, and (ii) for proposals relating to stockholder nominations for the election of directors, such notice must also include, with respect to each person nominated, the information required by Regulation 14A under the Exchange Act.

                                    GENERAL

  It is important that proxies be returned promptly. If you are unable to attend the meeting, you are urged, regardless of the number of shares owned, to mark, date, sign, and return without delay your proxy card in the enclosed addressed envelope.

                                By Order of the Board of Directors
                                Robert A. Brannon
                                Senior Vice President, Chief Financial Officer, Secretary, and Treasurer

REVOCABLE                       EXTENDED STAY AMERICA, INC.            REVOCABLE
PROXY                                                                      PROXY

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS for the Annual Meeting of Stockholders on May 12, 1997--11:00 a.m.

     The undersigned hereby appoints George D. Johnson, Jr. or Robert A. Brannon, or either one of them, each with full power of substitution, to act as proxies for the undersigned, and to vote all shares of Common Stock of Extended Stay America, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on May 12, 1997, at 11:00 a.m., at the Broward Center for the Performing Arts, 201 Southwest Fifth Avenue, Ft. Lauderdale, Florida, and at any and all postponements and adjournments thereof, as follows:

     THIS PROXY IS REVOCABLE AND WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED (i) FOR EACH OF THE NOMINEES LISTED AND (ii) FOR A PROPOSAL TO RATIFY THE ACTION OF THE BOARD OF DIRECTORS IN APPOINTING COOPERS & LYBRAND L.L.P. AS INDEPENDENT AUDITORS FOR THE COMPANY IN 1997. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT
THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING.

           [_] CHECK HERE IF YOU PLAN TO ATTEND THE ANNUAL MEETING.

 PLEASE MARK, SIGN, DATE, AND MAIL THE PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.
                 (Continued and to be signed on reverse side.)





     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

       This Proxy will be voted in accordance with specifications made.
If no choices are indicated, this Proxy will be voted FOR the election of all of the Nominees and for Item 2

1. ELECTION OF DIRECTORS--Nominees: H. Wayne Huizenga, George D. Johnson, Jr., Donald F. Flynn, Stewart H. Johnson, John J. Melk, Peer Pedersen, and Norwood Cowgill, Jr.

    ----------------------------------------
                    Nominee Exception

    For        Withhold      For All
                             Except
    ( )           ( )          ( )

2. To ratify the action of the Board of Directors of the Company in appointing Coopers & Lybrand L.L.P. as independent auditors for the Company in 1997.

    For        Against       Abstain

    ( )           ( )          ( )

3. In their discretion, on such other business as may properly come before the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED AND FOR THE PROPOSAL TO RATIFY THE ACTION OF THE BOARD OF DIRECTORS IN APPOINTING COOPERS & LYBRAND L.L.P. AS INDEPENDENT AUDITORS FOR THE COMPANY IN 1997.

The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting of Stockholders, Proxy Statement dated April 14, 1997, and the Annual Report to Stockholders.


Dated:__________________________________, 1997

Signature(s)__________________________________

----------------------------------------------
Please sign exactly as name appears hereon. Joint owners should each sign. Where applicable, indicate official position or representative capacity.

PLEASE VOTE, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.